Exhibit 23.2

Independent Auditors' Consent



To The Board of Directors The Clorox Company:



We consent to the incorporation by reference of our audit

reports dated August 6, 1998, relating to the consolidated balance sheet of First Brands Corporation and subsidiaries as of

June 30, 1998, and the related consolidated statements of

income, stockholders' equity and cash flows for each of the

years in the two year period ended June 30, 1998, and the

related schedule, which audit reports appear in the

June 30, 1998 annual report on Form 10-K of First

Brands Corporation, in the Annual Report on Form 10-K

of The Clorox Company for the fiscal year ended June 30, 1999.



/S/ KPMG LLP

New York, New York

September 27, 1999